Exhibit 99.4

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES FILES PLAN OF REORGANIZATION

AND DISCLOSURE STATEMENT

Plan Allows Company to Emerge from Chapter 11 with Strong Financial Foundation and Clear Growth Strategy

GGP Targeting Emergence from Chapter 11 in October 2010

CHICAGO, IL (July 12, 2010) — General Growth Properties, Inc. (NYSE: GGP) today announced it has filed its proposed Plan of Reorganization (the “Plan”) and Disclosure Statement with the United States Bankruptcy Court for the Southern District of New York.  Under the terms detailed in the filing, GGP anticipates it will emerge from Chapter 11 protection in October 2010.

GGP expects to emerge from its financial restructuring with a significantly improved balance sheet and substantially less debt, providing it with a strong financial foundation to execute on its growth strategy going forward.  Since December 2009, GGP has successfully and consensually restructured approximately $15 billion in project-level debt.  Under the Plan, GGP will satisfy its debt and other claims in full, provide a substantial recovery for shareholders and implement a recapitalization with $7.0 billion to $8.5 billion of new capital.  At emergence, GGP will split itself into two separate publicly traded companies (“New GGP” and “Spinco”), and current shareholders will receive common stock in both companies.

“The filing of our Plan of Reorganization and Disclosure Statement is an important milestone in our restructuring process,” said Adam Metz, chief executive officer of GGP.  “We are extremely pleased with our success in the restructuring to date, and we look forward to continuing to work productively with all of our stakeholders to finish building the strong capital structure that will sustain GGP in the future.  We appreciate the support of our employees, customers, suppliers, lenders and partners throughout this process, which has been instrumental in our ability to reach this important milestone.”

Mr. Metz continued, “With our restructured balance sheet and clear strategic focus, GGP will emerge from Chapter 11 well-positioned to build on our leadership position in the industry.  The New GGP will remain the second-largest shopping mall owner and operator in the country, with more than 180 properties in 43 states, and will focus on largely stable, income-producing shopping malls and other real estate assets.  Our management team is committed to creating compelling experiences for shoppers and strong partnerships with tenants, which we expect in turn to drive long-term value for our shareholders.  At the same time, Spinco will hold a diversified portfolio of properties with little debt and with near-, medium- and long-term development opportunities, including GGP’s master planned communities segment and a series of mixed-use and mall development projects in premier locations.  Spinco will be run by its own separate Board and management team equally committed to its long-term success.  I am confident that both companies will be extremely well positioned to succeed.”

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CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com

The Plan is based on investment agreements with affiliates of Brookfield Asset Management, Fairholme Capital Management and Pershing Square Capital Management, which have committed to provide $8.55 billion in capital as follows:

•                  $6.3 billion of new equity capital at $10.00 per share of New GGP.

•                  $250 million backstop equity commitment for a rights offering by Spinco at $5.00 per share.

•                  $1.5 billion backstop debt commitment for a New GGP credit facility by Brookfield, Pershing Square and Fairholme.

•                  $500 million backstop equity commitment by Brookfield and Pershing Square for a rights offering by New GGP at $10.00 per share.

In addition, GGP has executed an agreement with the Teacher Retirement System of Texas (TRS), a public pension plan, for an investment of $500 million in shares of New GGP common stock at $10.25 per share.

These investment agreements also provide GGP with significant flexibility to optimize its emergence capital structure.  Key features of these agreements provide GGP the option to replace a portion or all of the capital being provided by Fairholme, Pershing Square and TRS with the proceeds of equity issuances at more advantageous pricing.  To determine whether it can utilize these options, GGP intends to access the public capital markets.  As a result, GGP intends to file a registration statement on Form S-11 with the Securities and Exchange Commission to raise equity capital prior to or shortly after emergence from Chapter 11.

The Bankruptcy Court has set the hearing to consider approval of the Disclosure Statement for August 19, 2010, at 10:00 am EDT.  Following Bankruptcy Court approval of the Disclosure Statement and related voting solicitation procedures, GGP will solicit acceptances of the Plan and seek its confirmation by the Bankruptcy Court.

A PowerPoint presentation summarizing GGP’s reorganization process and its proposed new capital structure is available at http://www.ggp.com/content/Docs/reorganization072010.

UBS Investment Bank and Miller Buckfire & Co. LLC are serving as financial advisors to General Growth Properties, and Weil, Gotshal & Manges LLP and Kirkland & Ellis LLP are acting as legal counsel to the Company.

ABOUT GGP
GGP currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

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NOTE

With respect to GGP’s efforts to raise equity capital to replace some or all of the Pershing Square, Fairholme and Texas Teachers commitments, as noted, the Company intends to file a registration statement relating to these securities with the Securities and Exchange Commission.  The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release does not constitute an offer to sell these securities.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements.  Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to,  our ability to successfully complete our plan of reorganization and emerge from bankruptcy,  our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness,  our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments,  our liquidity demands and retail and economic conditions.  Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release.  The Company disclaims any obligation to update any forward-looking statements.

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